Exhibit 99.1

News Release
Media contact:
Allyson Tomlin, 678 579 7657 allyson.tomlin@mirant.com
Investor Relations contact:
Steve Himes, 678 579 3655 steve.himes@mirant.com

Stockholder inquiries:
678 579 7777

November 7, 2008

Mirant Reports Third Quarter 2008 Results and

Resumes Stock Repurchase Program

•	Net income from continuing operations of $1.607 billion compared to net income from continuing operations of $642 million for the third quarter of 2007

•	Adjusted EBITDA from continuing operations of $278 million compared to adjusted EBITDA from continuing operations of $323 million for the third quarter of 2007

•	Revised 2008 adjusted EBITDA guidance from $877 million to $763 million and 2009 adjusted EBITDA guidance from $1.096 billion to $981 million

•	Resumes program of returning cash to stockholders and will begin open market purchases for $200 million

ATLANTA – Mirant Corporation (NYSE: MIR) today reported net income from continuing operations for the third quarter of 2008 of $1.607 billion compared to net income from continuing operations of $642 million for the same period last year. Results for 2008 include unrealized gains, principally on hedges, of $1.395 billion compared to unrealized gains of $13 million for 2007. Per share results from continuing operations for the third quarter of 2008 were $8.69 per share, compared to $2.27 per share from continuing operations for the third quarter of 2007.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Quarter Ending September 30, 2008		Quarter Ending September 30, 2007
		Per Share [1]		Per Share [1]
Net income	$1,607	$8.69	$775	$2.74
Income from discontinued operations	—	—	133	0.47

Income from continuing operations	1,607	8.69	642	2.27
Unrealized gains	(1,395)	(7.54)	(13)	(0.05)
Pepco settlement	—	—	(362)	(1.28)
Provision for income taxes (valuation allowance adjustment)	—	—	49	0.17
Other	4	0.02	7	0.03

Adjusted net income	$216	$1.17	$323	$1.14

Benefit for income taxes	(5)		(10)
Interest expense (income), net	32		(23)
Depreciation and amortization	35		33

Adjusted EBITDA	$278		$323

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 185 million and 283 million, respectively.

Mirant reported adjusted net income from continuing operations of $216 million for the third quarter of 2008, or diluted earnings per share of $1.17, compared to adjusted net income from continuing operations of $323 million for the third quarter of 2007, or diluted earnings per share of $1.14. Adjusted net income excludes unrealized gains and other non-recurring items, including, for 2007, a $362 million gain related to the Pepco settlement.

Adjusted EBITDA from continuing operations for the third quarter of 2008 was $278 million, compared to adjusted EBITDA from continuing operations of $323 million for the third quarter 2007. The lower adjusted EBITDA resulted principally from lower energy gross margins in the Mid-Atlantic region primarily because of compressed dark spreads, partially offset by higher realized value of hedges and higher capacity revenues.

Net cash provided by operating activities of continuing operations for the third quarter of 2008 was $632 million compared to net cash provided by operating activities of $313 million for the same period in 2007. The increase was primarily a result of a decrease in cash collateral posted.

Nine Months 2008 versus Nine Months 2007

Mirant reported net income from continuing operations of $621 million for the first nine months of 2008, compared to net income from continuing operations of $426 million for the same period in 2007. Results for 2008 include unrealized gains, principally on hedges, of $218 million compared to unrealized losses of $383 million for 2007. Per share results from continuing operations for the first nine months of 2008 were $2.86 per share, compared to $1.50 per share from continuing operations for the same period in 2007.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Year to Date September 30, 2008		Year to Date September 30, 2007
		Per Share [1]		Per Share [1]
Net income	$672	$3.10	$1,979	$6.99
Income from discontinued operations	51	0.24	1,553	5.49

Income from continuing operations	621	2.86	426	1.50
Unrealized losses (gains)	(218)	(1.00)	383	1.35
Impairment loss	—	—	175	0.62
Pepco settlement	—	—	(362)	(1.28)
Other	37	0.17	(8)	(0.02)

Adjusted net income	$440	$2.03	$614	$2.17

Provision for income taxes	5		9
Interest expense (income), net	79		54
Depreciation and amortization	108		97

Adjusted EBITDA	$632		$774

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 217 million and 283 million, respectively.

Mirant reported adjusted net income from continuing operations of $440 million for the first nine months of 2008, or diluted earnings per share of $2.03, compared to adjusted net income from continuing operations of $614 million for the same period in 2007, or diluted earnings per share of $2.17. Adjusted net income excludes unrealized gains and other non-recurring items, including, for 2007, a $362 million gain related to the Pepco settlement and a $175 million impairment loss related to the Lovett generating station.

Adjusted EBITDA from continuing operations for the first nine months of 2008 was $632 million, compared to adjusted EBITDA from continuing operations of $774 million for the same period in 2007. The period over period decrease resulted principally from lower energy gross margins in the Mid-Atlantic region primarily because of compressed dark spreads, lower realized value of hedges and lower realized gross margins from fuel oil management and proprietary trading activities, partially offset by higher capacity revenues.

Net cash provided by operating activities of continuing operations during the first nine months of 2008 was $587 million, compared to net cash provided by operating activities of $670 million in the same period of 2007.

As of September 30, 2008, the company had cash and cash equivalents of $2.264 billion, of which $549 million was restricted at Mirant North America and its subsidiaries and not available for distribution to Mirant. The company expects Mirant North America will distribute approximately $109 million to its parent in November 2008. As of September 30, 2008, the company had total outstanding debt of $2.755 billion.

Return of Cash to Stockholders

Mirant today announced that it is resuming its program of returning cash to stockholders. The company had previously returned $3.856 billion between November 2007 and September 2008, and it will now begin open market purchases for an additional $200 million. “We continue to evaluate our excess cash position and are comfortable returning this cash to stockholders,” said Edward R. Muller, chairman and chief executive officer. “We also continue to evaluate all alternatives for returning cash, and we think that open market purchases remain the most efficient method at this time.”

Guidance

Mirant today revised its 2008 adjusted EBITDA guidance from $877 million to $763 million and its 2009 adjusted EBITDA guidance from $1.096 billion to $981 million.

Earnings Call

Mirant is hosting an earnings call today to discuss its third quarter 2008 financial results. The call will be held from 9:00 a.m. to 10:00 a.m., New York City time. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 888 631 3392 (International 913 312 6692) and entering pass code 7163184.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12:00 p.m., New York City time. A replay also will be available by dialing 888 203 1112 (International 719 457 0820) and entering the pass code 7163184.

Mirant is a competitive energy company that produces and sells electricity in the United States. Mirant owns or leases approximately 10,097 megawatts of electric generating capacity. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com

Regulation G Reconciliations

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Quarter Ending September 30, 2008		Quarter Ending September 30, 2007
		Per Share [1]		Per Share [1]
Net income	$1,607	$8.69	$775	$2.74
Income from discontinued operations	—	—	133	0.47

Income from continuing operations	1,607	8.69	642	2.27
Unrealized gains	(1,395)	(7.54)	(13)	(0.05)
Gain on sales of assets (excluding emissions allowances), net	(2)	(0.01)	—	—
Costs to review possible strategic transaction	4	0.02	—	—
Bankruptcy charges and legal contingencies	—	—	(1)	(0.00)
Loss on repurchase of MAG 2011 bonds	2	0.01	—	—
Severance and bonus plan for dispositions	—	—	8	0.03
Pepco settlement	—	—	(362)	(1.28)
Provision for income taxes (valuation allowance adjustment)	—	—	49	0.17

Adjusted net income	$216	$1.17	$323	$1.14

Benefit for income taxes	(5)		(10)
Interest expense (income), net	32		(23)
Depreciation and amortization	35		33

Adjusted EBITDA	$278		$323

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 185 million and 283 million, respectively.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Net Income to Adjusted Net Income and Adjusted EBITDA

(in millions except per share)	Year to Date September 30, 2008		Year to Date September 30, 2007
		Per Share [1]		Per Share [1]
Net income	$672	$3.10	$1,979	$6.99
Income from discontinued operations	51	0.24	1,553	5.49

Income from continuing operations	621	2.86	426	1.50
Unrealized losses (gains)	(218)	(1.00)	383	1.35
Impairment loss	—	—	175	0.62
Gain on sales of assets (excluding emissions allowances), net	(3)	(0.02)	(23)	(0.08)
Costs to review possible strategic transaction	4	0.02	—	—
Bankruptcy charges and legal contingencies	4	0.02	25	0.09
Loss on repurchase of MAG 2011 bonds	8	0.04	—	—
Severance and bonus plan for dispositions	14	0.06	22	0.08
Postretirement benefit curtailment	(5)	(0.02)	(32)	(0.11)
Lovett shut down costs	15	0.07	—	—
Pepco settlement	—	—	(362)	(1.28)

Adjusted net income	$440	$2.03	$614	$2.17

Provision for income taxes	5		9
Interest expense (income), net	79		54
Depreciation and amortization	108		97

Adjusted EBITDA	$632		$774

[1]	Per share amounts for 2008 and 2007 are based on diluted weighted average shares outstanding of 217 million and 283 million, respectively.

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

Current Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2008 and 2009

(in millions)	Year Ending December 31, 2008	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$652	$819
Emission allowance sales proceeds	41	21
Capitalized interest	(48)	(75)

Adjusted cash flow from operations	$645	$765
Interest, net (including amounts capitalized)	158	181
Income taxes paid	3	20
Working capital and other changes	(43)	15

Adjusted EBITDA	$763	$981

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Previous Expected Cash Flow from Operations to Pro Forma Adjusted EBITDA Guidance

For the years ending December 31, 2008 and 2009

(in millions)	Year Ending December 31, 2008	Year Ending December 31, 2009
Net cash provided by operating activities of continuing operations	$727	$770
Emission allowance sales proceeds	46	34
Capitalized interest	(48)	(82)

Adjusted cash flow from operations	$725	$722
Interest, net (including amounts capitalized)	156	186
Income taxes paid	12	160
Working capital and other changes	(16)	28

Adjusted EBITDA	$877	$1,096

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information. Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur. There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the industry of generating, transmitting and distributing electricity (the “electricity industry”); changes in state, federal and other regulations affecting the electricity industry (including rate and other regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s plants to perform as expected, including outages for unscheduled maintenance or repair; changes in market conditions, including developments in the supply, demand, volume and pricing of electricity and other commodities in the energy markets; changes in the credit standards of market participants or the extent and timing of the entry of additional competition in Mirant’s markets or those of its subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts that are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset management and proprietary trading activities as expected, or result in material extraordinary gains or losses from open positions in fuel oil or other commodities; deterioration in the financial condition of Mirant’s counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations due to Mirant beyond collateral posted; hazards customary to the power generation industry and the possibility that Mirant may not have adequate insurance to cover losses as a result of such hazards; price mitigation strategies employed by ISOs or RTOs that reduce Mirant’s revenue and may result in a failure to compensate Mirant’s generation units adequately for all their costs; changes in the rules used to calculate capacity and energy payments; legal and political challenges to the rules used to calculate capacity payments in the markets in which we operate; volatility in Mirant’s gross margin as a result of Mirant’s accounting for derivative financial instruments used in its asset management activities and volatility in its cash flow from operations resulting from working capital requirements, including collateral, to support its asset management and proprietary trading activities; Mirant’s inability to enter into intermediate and long-term contracts to sell power and to obtain adequate supply and delivery of fuel for our facilities, on terms and prices acceptable to it; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow to support its operations; Mirant’s ability to borrow additional funds and access capital markets; strikes, union activity or labor unrest; weather and other natural phenomena, including hurricanes and earthquakes; the cost and availability of emissions allowances; curtailment of operations due to transmission constraints; environmental regulations that restrict Mirant’s ability or render it uneconomic to operate its business, including regulations related to the emission of carbon dioxide and other greenhouse gases; Mirant’s inability to complete construction of emissions reduction equipment by January 2010 to meet the requirements of the Maryland Healthy Air Act, which may result in reduced unit operations and reduced cash flows and revenues from operations; Mirant’s ability to execute its business plan in California, including entering into long-term power sales agreements for new generating facilities at its existing sites and entering into new tolling arrangements in respect of its existing generating facilities; the continued impact of deteriorating economic conditions and credit contraction on Mirant’s business, including impacts on the ability of contractual counterparties and lenders under Mirant North America’s revolving credit facility to perform their obligations and impacts on liquidity in the power and fuel markets in which Mirant hedges and transacts; war, terrorist activities or the occurrence of a catastrophic loss; Mirant’s consolidated indebtedness and the possibility that Mirant or its subsidiaries may incur additional indebtedness in the future; restrictions on the ability of Mirant’s subsidiaries to pay dividends, make distributions or otherwise transfer funds to Mirant, including restrictions on Mirant North America contained in its financing agreements and restrictions on Mirant Mid-Atlantic contained in its leveraged lease documents, which may affect Mirant’s ability to access the cash flow of those subsidiaries to make debt service and other payments; and the disposition of the pending litigation described in Mirant’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission.

Mirant undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise. The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.